Exhibit 10.1

Mark Hoplamazian President & Chief Executive Officer

Hyatt Hotels Corporation 150 N. Riverside Plaza Chicago, IL 60606 USA

October 5, 2018

PRIVATE & CONFIDENTIAL

Joan Bottarini

(via email)

Dear Joan:

On behalf of Hyatt Hotels Corporation (together with Hyatt Corporation, the “Company”), I am pleased to offer you the position of Executive Vice President, Chief Financial Officer, based in Chicago. As we have discussed, your promotion will be effective November 2, 2018.

The following letter agreement (as amended from time to time, the “Agreement”) outlines the terms of employment and compensation and other benefits for the position described above.

Job Assignment

In this position, you will be responsible for executing your job consistent with the strategies and practices of the Company. You will report to the President & Chief Executive Officer of the Company or such other officer of the Company as may be determined from time to time by the Chairman, Board or Board Committee of the Company.

Compensation (Base Salary)

You will be paid a gross annual base salary of $675,000, payable in installments on the Company’s regular payroll dates, but no less often than monthly. Your base salary will be reviewed on March 1, 2020 and annually thereafter in line with the Company’s compensation market benchmarking practice.

Incentive Plan

You will be eligible to participate in the Hyatt Hotels Corporation Amended and Restated Executive Incentive Plan (or any successor plan thereto) (as amended from time to time, the “EIP”), that is based on criteria established, from time to time, by the Company for its senior management and for the senior management of its subsidiaries, as adopted by the Company. Award and payment of any bonus under the EIP is discretionary, and will be determined by the Compensation Committee of the Hyatt Hotels Corporation Board of Directors (the “Board”) (the “Compensation Committee”). The current target bonus for your position as Executive Vice President, Chief Financial Officer is 100% of your eligible annual base salary, but actual bonus may be more or less in any year (and may be zero) depending on your performance, the performance of the Company and the performance of your business unit or function. Please note that your bonus for 2018 will be prorated based upon your promotion date.

Long Term Incentive Plan

During your employment, you will be eligible to receive grants of equity-based compensation as a participant under the Hyatt Hotels Corporation Long Term Incentive Plan (as amended from time to time, or any successor plan, the “LTIP”). The type and actual amount of any award or awards under the LTIP may vary, but will generally be based upon your performance, the performance of the Company and the performance of your business unit or function. All determinations as to any equity incentive award(s), including timing, grant size, vesting, forfeiture and other terms and conditions will be determined by the Compensation Committee. It is expected that the grant date value of your 2019 equity incentive grant in this role will be approximately $1,400,000 and will consist (according to a formula approved by the Compensation Committee) of one or more of the following types of awards: Stock Appreciation Rights (SARs), Restricted Stock Units (RSUs), and Performance Share Units (PSUs). As with all LTIP participants, no future awards are guaranteed. All awards under the LTIP are subject to the approval of the Compensation Committee and will be subject to the terms of the LTIP, the standard form of award agreement then in effect and such other terms and conditions as the Compensation Committee may determine. The Company also reserves the right to amend, modify or terminate the LTIP at any time.

Subject to approval by the Compensation Committee of the Board of Directors, you will receive a promotion RSU award at the next Compensation Committee meeting with a grant value of $250,000. If approved by the Compensation Committee, and otherwise subject to the terms and conditions of the RSU award agreement, the award would vest in equal amounts over four years with the initial tranche vesting on December 12, 2019. The vesting schedule is subject to change pending approval of the Compensation Committee.

Benefits

As Executive Vice President, Chief Financial Officer, you will be eligible to participate in the following benefits programs (to the extent available generally to our executive officers), subject to eligibility:

•	Medical and Dental insurance

•	Life Insurance

•	401(k) Retirement Savings Plan

•	Deferred Compensation Plan (DCP)

•	Disability Coverage

•	Paid Time Off (PTO) Accrual

•	Executive Officer Severance and Change in Control Plan

Please note that the Company may modify, supplement and/or terminate any benefit plan(s) at any time.

Confidentiality, Non-Competition, Non-Solicitation & Non-Disparagement Agreements

Concurrently with the execution of this Agreement, you agree to execute and deliver a Non-Competition Agreement in form and substance acceptable to the Company in addition to previously signed Confidentiality, Inventory Assignment, and Non-Solicitation & Non-Disparagement Agreements (collectively, the “Additional Covenant Agreements”), and you agree to be bound by the terms of those agreements. You further acknowledge and agree that the restrictive covenants set forth in the Non-Competition Agreement are in addition to and not in place of any other restrictive covenants in favor of any Company Affiliate to which you are or become a party or by which you are or become bound, and all such restrictive covenants shall be considered together to provide the maximum benefit to the Company Affiliates; provided, however, any inconsistent or conflicting covenants agreed to by you prior to the effective date of this Agreement shall be superseded by this Agreement, and the terms of this Agreement shall control.

Equitable Modification

If any court or arbitrator of competent jurisdiction shall deem any provision in this Agreement too restrictive, the other provisions of this Agreement shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

Arbitration

The parties hereto acknowledge and agree that any and all disputes, controversies or claims arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding its arbitrability, validity or termination, or the performance or breach thereof, shall be exclusively and finally settled by arbitration administered by the American Arbitration Association in accordance with the terms, conditions and procedures set forth in Section 12.16 of the LTIP (or any successor provision thereto). Notwithstanding the foregoing, to restrain you from violating the provisions of this Agreement contained under the headings “Non-Solicitation and Non-Competition” and “Confidentiality and Non-Solicitation & Non-Disparagement Agreements” (including the provisions included in the Additional Covenant Agreements), the Company shall be entitled to seek temporary or permanent injunctions in any court of competent jurisdiction. THE PARTIES HERETO UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY OF THE FOREGOING CLAIM(S) (EXCEPT AS EXPRESSLY PROVIDED HEREIN), NEITHER PARTY WILL HAVE THE RIGHT TO HAVE SUCH CLAIM(S) DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY SUCH CLAIM(S) DECIDED THROUGH ARBITRATION.

Severability

The covenants, provisions and paragraphs of this Agreement will be severable, and in the event that any portion of this Agreement is held to be unlawful or unenforceable, the remaining terms and conditions or portions thereof will remain in full force and effect.

No Waiver

No waiver by any Company Affiliate of any of the restrictive covenants in this Agreement shall be effective unless explicitly set forth in writing and signed by the Company Affiliate. Further, no failure of any Company Affiliate to (i) object to any conduct or violation of any of the covenants made by you under this Agreement; or (ii) exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement, shall operate or be construed as a waiver thereof.

Remedies

You agree that damages will accrue to the Company Affiliates by reason of your failure to observe any of the restrictive covenants set forth in this Agreement. Therefore, if any Company Affiliate shall institute any action or proceeding to enforce such provisions, you waive the claim or defense that there is an adequate remedy at law and agree in any such action or proceeding not to (i) interpose the claim or defense that an adequate remedy at law exists, or (ii) require any Company Affiliate to show that monetary damages cannot be measured or to post any bond. Without limiting any other remedies that may be available to a Company Affiliate, you hereby specifically affirm the appropriateness of injunctive or other equitable relief in any such action. You also acknowledge that the remedies afforded to the Company Affiliates herein are not exclusive, nor shall they preclude a Company Affiliate from seeking or receiving any other relief, including without limitation, any form of monetary or other equitable relief.

Withholding

All payments and benefits hereunder shall be subject to applicable withholding and deductions, and the Company shall be entitled to make such withholdings and deductions in accordance with applicable law.

Entire Agreement

You acknowledge and agree that this Agreement, together with the LTIP, any LTIP award agreements, the EIP, the Non-Competition Agreement, the Confidentiality Agreement, the Non-Solicitation & Non-Disparagement Agreement and the Hyatt Hotels Corporation Executive Officer Severance and Change in Control Plan (to the extent applicable), each, as amended from time to time, is incorporated herein by this reference, constitutes the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof.

Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of law principles.

Acceptance

Please review this document and the attached agreements in detail and consult with an attorney if necessary, to understand the content of these provisions and to evaluate whether they conflict with any other agreements you may have already signed.

Your employment hereunder is and shall remain at-will. Either you or the Company may terminate your employment at any time for any lawful reason, subject to any applicable Company policies. As a condition to your continued employment with the Company, you will need to comply with all Company policies, including, but not limited to the Company’s employee handbook, the Company’s Code of Business Conduct and Ethics and such other policies as the Company may adopt, each as amended from time to time.

I look forward to working with you.

Yours Sincerely,

/s/ Mark S. Hoplamazian
Mark S. Hoplamazian
President & Chief Executive Officer

Cc:
Malaika Myers, Chief Human Resources Officer
Lauren Brown, Senior Vice President Total Rewards

I have read, fully understand and agree to the terms and conditions of this Agreement.

Acceptance:	/s/ Joan Bottarini
Joan Bottarini
Date:	October 5, 2018

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